Exhibit 99.1

Contact:
Jonathan Brust
Glowpoint, Inc.
312-235-3888 x 2052
jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Improves and Simplifies Capital Structure

Eliminates More than $5 Million of Preferred Dividends; Reduces Diluted Share Count by Nearly 22 Million Shares

HILLSIDE, N.J. – August 11, 2009 – Glowpoint, Inc. (OTCBB: GLOW), a leading provider of advanced video communications solutions, today announced closing a transaction that resulted in eliminating all dividends on its preferred stock until 2013 and cancelling warrants to acquire approximately 39.1 million shares in exchange for 17.4 million shares of its common stock.  The transaction further simplifies Glowpoint’s capital structure and eliminates more than $5 million in total dividend payments, the majority of which were payable in cash. Critical elements and key highlights of this transaction include the following:

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Warrant Exchange: The Company issued one share of common stock in exchange for every 2.25 warrants with an exercise price of $0.40 surrendered. As a result, warrants to acquire approximately 39,087,916 common shares were exchanged for approximately 17,372,400 common shares, eliminating potential dilution of approximately of 21.7 million common shares. Prior to the warrant exchange, all warrants with an exercise price of $0.40 were amended to eliminate any requirement to account for a derivative liability on the Company’s balance sheet.

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Eliminated Preferred Stock Dividends Until 2013: Holders of the Company’s Series A-1 Convertible Preferred Stock agreed to eliminate dividends with an aggregate value in excess of $5.2 million.  Dividends, which were scheduled to commence this November, will not begin to accrue until January 1, 2013.  In order to effect the elimination of these dividends, all outstanding shares of Series A-1 Convertible Preferred Stock were exchanged on a 1-for-1 basis for shares of newly created Series A-2 Convertible Preferred Stock, which is otherwise identical in all material respects to the Series A-1 Convertible Preferred Stock.

Glowpoint Co-CEO David Robinson commented, “We believe this transaction is a very positive event for our common stockholders and we’re pleased with the vote of confidence that the warrant holders and preferred stockholders have given the Company and this management team. The Company is now well positioned both in terms of its capital structure and business operations.”  Joe Laezza, Glowpoint’s Co-CEO added, “We remain excited about the large and growing market opportunity in the video communications industry and believe that Glowpoint is poised to take advantage of the current market dynamics to drive strong revenue and profitability growth going forward.”

The Common Stock and Series A-2 Convertible Preferred Stock were issued to institutional investors and certain company insiders, each of whom is an accredited investor, in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder. Pursuant to the terms of the financing, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock in the event such resale is not available pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended.

For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Glowpoint
Glowpoint, Inc. (OTCBB: GLOW) is a leading provider of advanced video communications solutions. Glowpoint’s suite of robust telepresence and video communications solutions enable organizations to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications system in more than 35 countries with its 24/7 video management services. Glowpoint also powers major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers – and their customers – worldwide. To learn more, visit www.glowpoint.com.